Exhibit d(3)

LIMITED GUARANTY

THIS LIMITED GUARANTY (this “Guaranty”) dated as of April 30, 2017 is executed by ESW Capital, LLC, a Delaware limited liability company (“Guarantor”), in favor of Jive Software, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

A. On the date hereof, the Company is entering into an Agreement and Plan of Merger the “Merger Agreement”) with Wave Systems Corp., a Delaware corporation (“Parent”), and Jazz MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”, and together with Parent, the “Obligors”), pursuant to which Acquisition Sub will commence the Offer (as defined in the Merger Agreement), and as soon as practical following the consummation of the Offer, Acquisition Sub will merge with and into the Company, with the Company becoming a wholly-owned subsidiary of Parent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

B. Guarantor owns all of the equity interests in Parent.

C. As a condition and inducement to the Company’s willingness to enter into the Merger Agreement, Guarantor is entering into this Guaranty in order to guarantee certain of Parent’s obligations under the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and the Company hereby agree as follows:

SECTION 1. Guaranty. Guarantor hereby expressly, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of the Obligors’ payment obligations under Sections 1.1(f), 2.7(g) and 2.8(b) of the Merger Agreement and in respect of the SVB Debt (collectively, the “Guaranteed Obligations”). The liability of Guarantor under this Guaranty shall be absolute, direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Obligors under the Merger Agreement. The obligations of Guarantor under this Guaranty are primary obligations of Guarantor, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty irrespective of whether any action is brought against either Obligor or whether either Obligor is joined in such action or actions.

SECTION 2. Waivers. Guarantor hereby waives and agrees not to assert or take advantage of any of the following: (a) the defense of the statute of limitations in any action hereunder or for the collection of or the performance of any Guaranteed Obligation; (b) any defense that may arise by reason of the incapacity or lack of authority of Guarantor; (c) any defense based on the failure of the Company to give notice of the existence, creation, or incurring of any new or additional obligation or of any action or non-action on the part of any other person whomsoever, in connection with any Guaranteed Obligation; (d) acceptance or notice of acceptance of this Guaranty by the Company; (e) notice of presentment and demand for payment of or performance of any of any Guaranteed Obligation; (f) protest and notice of dishonor or of default to Guarantor or to any other party with respect to any Guaranteed Obligation; (g) all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect; (h) any right to require the marshalling of assets of the Obligors or any other Person interested in the transactions contemplated by the Merger Agreement; and (i) all suretyship defenses generally.

SECTION 3. Effect of Certain Events. Guarantor agrees that its liability to the Company hereunder shall not be released, or impaired by any one or more of the following: (a) the insolvency, bankruptcy, reorganization, receivership, or discharge of the Company, the Guarantor, or either of the Obligors; (b) the failure or delay by the Company to exercise, in whole or in part, any right or remedy held by or to assert any claim or demand of the Company or any other Person with respect to this Guaranty; (c) the sale, encumbrance, transfer or modification of the ownership of the Company, or any change in the financial condition or management of the Company; (d) lack of consideration with respect to this Guaranty or the invalidity or unenforceability, in whole or in party, of any provision of this Guaranty; (e) lack of corporate power or authority of, or any incapacity or lack of authority of, Guarantor or either Obligor, or the Company; (f) the adequacy of any other means the Company may have of obtaining payment of the obligations; (g) the existence of any claim, set-off or other rights that Guarantor may have at any time against the Company or either Obligor, whether in connection with the Guaranteed Obligations or otherwise; or (h) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations. Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with the Obligors for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and any Obligor without in any way impairing or affecting this Guaranty.

SECTION 4. Cumulative Rights. With respect to this Guaranty, each and every right, remedy and power hereby granted to the Company or allowed it by law or other Contract shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. Nothing in this Guaranty shall affect or be construed to affect any liability of either Obligor under the Merger Agreement.

SECTION 5. No Offset. Guarantor shall not claim any offset or other reduction of its obligations for the Guaranteed Obligations hereunder because of any obligation of the Company now or hereafter owed to Guarantor.

SECTION 6. Acknowledgment. Guarantor acknowledges and agrees that (a) it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the acknowledgments, waivers, consents and other agreements set forth in this Guaranty are knowingly made in contemplation of such benefits, and (b) each of the acknowledgments, waivers, consents and other agreements set forth in this Guaranty are made voluntarily and unconditionally after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Guarantor otherwise may have. If, notwithstanding the intent of the parties that the terms of this Guaranty shall control in any and all circumstances, any such acknowledgments, waivers, consents or other agreements are determined to be unenforceable under applicable law, such acknowledgments, waivers, consents, and other agreements shall be effective to the maximum extent permitted by law.

SECTION 7. Continuing Guarantee; Successors. This Guaranty is continuing in nature and shall remain in full force and effect and shall be binding upon Guarantor and its successors, successors-in- title, legal representatives, heirs and assigns and shall inure to the benefit of the Company, its respective successors, successors-in-title, legal representatives, transferees and assigns, until the Guaranteed Obligations have been indefeasibly paid or satisfied in full. Notwithstanding anything to the contrary contained in this Guaranty, the Company hereby agrees that to the extent the Obligors satisfy the Guaranteed Obligations under the Merger Agreement, the obligations of Guarantor under this Guaranty shall be proportionally reduced or eliminated.

SECTION 8. Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to the Company as follows: (a) Guarantor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to conduct its business as now conducted and as at present contemplated and to execute and deliver this Guaranty and to consummate the transactions contemplated hereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; (b) the execution, delivery and performance by Guarantor of this

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Guaranty (i) have been duly authorized by all necessary action by Guarantor and (ii) do not and will not contravene its organizational documents or any applicable law or any contractual restriction binding on Guarantor or its properties; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by Guarantor of this Guaranty (other than such authorizations, approvals, actions, notices, or filings, which are expressly provided for in the Merger Agreement or which have already been obtained, taken or delivered); and (d) this Guaranty is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

SECTION 9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth on Schedule 1 hereto.

SECTION 10. Miscellaneous.

a. No delay on the part of the Company in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Company of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

b. No party may assign this Guaranty or any of its rights, interests, or obligations hereunder without the prior written approval of the Company and the Guarantor.

c. Subject to applicable l aw, this Guaranty may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Company and Guarantor.

d. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Guaranty and, therefore, waive the application of any l aw, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

e. This Guaranty is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

f. In the event that any provision of this Guaranty, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Guaranty will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Guaranty with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

g. This Guaranty constitutes the entire agreement between Guarantor and the Company and supersedes any prior understandings, agreements or representations by or between Guarantor and the Company, written or oral, to the extent they related in any way to the subject matter hereof (it being understood that this Guaranty shall not supersede any of the Agreements).

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h. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Guaranty for and on behalf of itself or any of its properties or assets, in accordance with Section 9 or in such other manner as may be permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Guaranty or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; and (ii i) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

i. This Guaranty may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, including by email or facsimile, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, this Limited Guaranty has been duly executed and delivered as of the day and year first above written.

ESW CAPITAL, LLC

By:	/s/ Andrew Price
Name: Andrew Price Title: Chief Financial Officer

[Signature Page to Limited Guaranty]

Accepted and agreed:

WAVE SYSTEMS CORP.

By:	/s/ Andrew Price
Name: Andrew Price Title: Chief Financial Officer

JAZZ MERGESUB, INC.

By:	/s/ Andrew Price
Name: Andrew Price Title: Chief Financial Officer

[Signature Page to Limited Guaranty]

Accepted and agreed:

JIVE SOFTWARE, INC.

By:	/s/ Elisa Steele
Name: Elisa Steele Title: Chief Executive Officer

[Signature Page to Limited Guaranty]

Schedule 1

Notices

If to Guarantor or Parent or Acquisition Sub:

Wave Systems Corp.

401 Congress Avenue, Suite 2650

Austin, TX 78701

Attention: Andrew S. Price

E-mail: andy.price@trilogy.com

with copies (which shall not constitute notice) to:

JonesSpross, L L P

1605 Lakecliff Hills Lane, Suite 100

Austin, TX 78732

Attention: Lance Jones

E-mail: lance.jones@jonesspross.com

If to the Company:

Jive Software, Inc.

300 Orchard City Drive, Suite 100

Campbell, California 95008

Attention: Lisa Jurinka

E-mail: lisa.jurinka@jivesoftware.com

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Mike Ringler

Facsimile No.: (415) 947-2099

E-mail: mringler@wsgr.com